Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the XOMA Ltd. 2010 Long Term Incentive and Share Award Plan, the XOMA Ltd. 1981 Share Option Plan, the XOMA Ltd. Restricted Share Plan, the XOMA Ltd. 1992 Directors Share Option Plan and the XOMA Ltd. 1998 Employee Share Purchase Plan of our reports dated March 11, 2010, with respect to the consolidated financial statements of XOMA Ltd., and the effectiveness of internal control over financial reporting of XOMA Ltd., included in its Annual Report (Form 10-K) for the year ended December 31, 2009, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Palo Alto, California
December 22, 2010